                       CONSENT OF INDEPENDENT ACCOUNTANTS

HealthAxis Inc.
East Norriton, PA

We hereby consent to the incorporation by reference in the Prospectus constituting a part of the Registration Statement on Form S-4/A (File No. 333-30256) of our report dated March 16, 2000 except for Notes 11, 14, 17, 18, 19, 20, 26 and 28 which are as of September 29, 2000 and Notes 6, 7, 8 and
27 which are as of October 13, 2000, relating to the consolidated financial statements of HealthAxis Inc. for the three years in the period ended
December 31, 1999 included in the Company's Annual Report on Form 10-K/A.

We also consent to the reference to us under the caption "Experts" in the Prospectus.


/s/ BDO Seidman, LLP
--------------------
BDO Seidman, LLP

Philadelphia, PA
December 15, 2000